February 2011 Preliminary Terms No. 652 Registration Statement No. 333-156423 Dated January 31, 2011 Filed pursuant to Rule 433
INR Senior Fixed Rate Step-Up Securities Due February 11, 2014
INR Denominated / USD Payable
Global Medium-Term Notes, Series G
Interest will be payable annually on the securities at a rate of (i) Year 1: 5.00%, (ii) Year 2: 6.00% and (iii) Year 3: 7.00%. The securities are denominated in Indian rupee (the “rupee” or “INR”), but all interest payments and the payment at maturity will be made in U.S. dollars (“USD”) based on the INR amount of such payment converted at the INR/USD exchange rate as of the relevant valuation date.  Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to INR/USD exchange rate risk.  If the INR has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase.  However, if the INR has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.
The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Pricing date:	, 2011
Original issue date:	February 11, 2011 ( business days after the pricing date)
Interest accrual date:	February 11, 2011
Maturity date:	February 11, 2014
Denomination currency:	Indian rupee
Payment currency:	U.S. dollars
Aggregate principal amount:	INR .
INR principal amount:	INR 1,000 per security
Minimum denomination:	INR 3,500,000 and integral multiples of INR 1,000 in excess thereof
Issue price:	100%
Payment at maturity:
The INR principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest amount.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest payment dates:
The 11th day of each February, beginning on February 11, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the INR principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date. Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
5.00% per annum, from and including the original issue date to but excluding February 11, 2012;
6.00% per annum, from and including February 11, 2012 to but excluding February 11, 2013; and
7.00% per annum, from and including February 11, 2013 to but excluding the maturity date.

Interest payment period:	Annual
Day-count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable. We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of the Indian rupee into U.S. dollars (expressed as the number of units of the rupee per dollar), as determined by reference to the reference source on such currency business day. For more information, please see “Fact Sheet––Key Terms––Exchange rate” below.

ISIN:
Common code:
Tax considerations for non-U.S. holders:
Tax Considerations for Non-U.S. Holders: As discussed in the section of these preliminary terms entitled “Tax Considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the security (or a financial institution holding the security on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

Listing:
Application will be made to the Financial Services Authority for the securities to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for the securities to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

Agent:	Morgan Stanley & Co. International plc (“MSIP”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	100%	%	%
Total	INR	INR	INR
(1)  For additional information see “Supplemental information concerning plan of distribution; conflicts of interest” on page 6 of these preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated December 23, 2008              Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  No offering document or material relating to the securities, directly or indirectly, should be circulated to any person resident in India.  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed Rate Step-Up Securities Due February 11, 2014
INR Denominated / USD Payable
Global Medium-Term Notes, Series G

The Securities

The securities offered are debt securities of Morgan Stanley.  We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and of the prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All interest payments and the payment at maturity on the securities will be made in U.S. dollars based on the INR amount of such payment converted at the INR/USD exchange rate as of the relevant valuation date.  Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to INR/USD exchange rate risk and you could lose some or a substantial portion of your initial investment in USD terms.  All payments on the securities are subject to the credit risk of Morgan Stanley.

The INR principal amount and issue price of each security is INR 1,000. The issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MSIP, Morgan Stanley & Co. Incorporated (“MS & Co.”) or one of our other affiliates is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.”

Maturity:	3 years
Denomination Currency:	INR
Payment Currency:	USD

The securities are denominated in INR, but all interest payments and the payment at maturity on the securities will be made in USD.  As a result, the amount you receive on each interest payment date and at maturity is subject to INR/USD exchange rate risk.

Interest rate:
Year 1: 5.00%                                           Year 2: 6.00%                                           Year 3: 7.00%
For each interest payment date, the interest rate will be applied to the INR principal amount and the interest amount payable will be converted into USD at the INR/USD exchange rate on the applicable valuation date, which is two currency business days prior to the relevant interest payment date.

Payment at maturity:
100% of the INR principal amount.
The payment at maturity will equal the INR principal amount converted into USD at the exchange rate on the final valuation date, plus accrued and unpaid interest amount.  Consequently, this USD amount is subject to currency exchange risk.

The INR/USD Exchange Rate

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The INR/USD exchange rate is expressed as the number of units of INR per dollar.  A decrease in the exchange rate means that it takes fewer INR to purchase one USD than it previously did.  As a result, a decrease in the exchange rate means that the INR has appreciated / strengthened relative to the USD.  An exchange rate of 30.00 reflects a strengthening of the INR relative to the USD, as compared to a hypothetical exchange rate of 45.00 on the pricing date.

Conversely, an increase in the exchange rate means that it takes more INR to purchase one USD on the valuation date than it previously did.  As a result, an increase in the exchange rate means that the INR has depreciated / weakened relative to the USD.  An exchange rate of 60.00 reflects a weakening of the INR relative to the USD, as compared to a hypothetical exchange rate of 45.00 on the pricing date.

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Senior Fixed Rate Step-Up Securities Due February 11, 2014
INR Denominated / USD Payable
Global Medium-Term Notes, Series G

Key Investment Rationale

The securities are denominated in INR; however, because the rupee is a non-deliverable currency (i.e., cannot be delivered for payment outside of India), all interest payments and the payment at maturity will be made in USD based on the INR amount of such payment converted at the INR/USD exchange rate as of the relevant valuation date.  Accordingly, such payments will vary depending on the INR/USD exchange rate on the related valuation dates.

Access:	▪ Access to an INR denominated investment
Variable Current Income:	▪ The securities pay a fixed interest rate that steps up annually. The interest amounts in USD are subject to currency exchange risk.
Scenario 1
The INR appreciates relative to the USD on any valuation date compared to its pricing date level:

▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly higher than the amount you would have received if the INR had not appreciated compared to its level on the pricing date.

▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly higher than the USD amount of your initial investment.

Scenario 2
The INR depreciates relative to the USD on any valuation date compared to its pricing date level:

▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly lower than the amount you would have received if the INR had not depreciated compared to its level on the pricing date.

▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly lower than the USD amount of your initial investment.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.

Summary of Selected Key Risks (see page 8)

▪	Your principal and payments of interest are exposed to currency exchange risk.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Market price of the securities will be influenced by many unpredictable factors.

▪	Secondary trading may be limited.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the INR may adversely affect the value of the securities.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

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Global Medium-Term Notes, Series G

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, are denominated in INR, but all interest payments and the payment at maturity will be made in USD based on the INR amount of such payment converted at the INR/USD exchange rate as of the relevant valuation date.  At maturity, an investor will receive the INR principal amount of securities in USD that may be greater than, equal to or less than, the USD value of the original investment depending on the performance of the INR relative to the USD on the final valuation date.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are issued as part of Morgan Stanley’s Series G Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
, 2011	February 11, 2011 ( business days after the pricing date)	February 11, 2014
Key Terms
Issuer:	Morgan Stanley
Denomination currency:	Indian rupee
Payment currency:	U.S. dollars
Aggregate principal amount:	INR
INR principal amount:	INR 1,000 per security
Minimum denomination:	INR 3,500,000 and integral multiples of INR 1,000 in excess thereof
Issue price:	100%
Payment at maturity:
The INR principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest amount.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest accrual date:	February 11, 2011
Interest payment dates:
The 11th day of each February, beginning on February 11, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the INR principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
5.00%, from and including the original issue date to but excluding February 11, 2012;
6.00%, from and including February 11, 2012 to but excluding February 11, 2013; and
7.00% from and including February 11, 2013 to but excluding the maturity date.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of the Indian rupee into U.S. dollars (expressed as the number of units of the Indian rupee per U.S. dollar), equal to INR 01 as determined by reference to the rate displayed on the reference source on such currency business day; provided that if (i) no such rate is displayed on the reference source for such day, (ii) such day is an unscheduled holiday or (iii) the calculation agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect, the exchange rate will be INR 02, and in the event INR 02 is unavailable, a rate equal to the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Indian rupee into U.S. dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Indian rupee; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Indian rupee into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for Indian rupee shall be the exchange rate as determined by the calculation agent in good faith on such day, taking into account any information deemed relevant by the calculation agent.
Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Risk factors:	Please see “Risk Factors” beginning on page 8.

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INR Denominated / USD Payable
Global Medium-Term Notes, Series G

Reference source:	Reuters Screen “RBIB” Page
INR 01:
INR RBIB or INR01, which we refer to as INR 01, on any date means the Indian rupee/U.S. dollar reference rate, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two currency business days reported by the Reserve Bank of India, which appears on the Reuters Screen “RBIB” Page at approximately 12.30 p.m., Mumbai time, on such date.

INR 02:
SFEMC INR Indicative Survey Rate or INR02, which we refer to as INR 02, on any date means the Indian rupee/U.S. dollar specified rate for U.S. dollars, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two currency business days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m. (Singapore time), or as soon thereafter as practicable, on such date.  The rate shall be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC INR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indian rupee/U.S. dollar markets for the purpose of determining the SFEMC INR Indicative Survey Rate).

Unscheduled holiday:
A day that is not a currency business day with respect to the Indian rupee and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Indian rupee on the date that is two currency business days prior to the applicable valuation date.

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in Mumbai, disregarding any unscheduled holiday.

Business day:	Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

General Information
Listing:
Application will be made to the Financial Services Authority for the securities to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for the securities to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

ISIN:
Common code:
Book-entry or certificated note:	Book-entry
Tax considerations:
Non-U.S. Holders

Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the securities.  In general, a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest (including original issue discount (“OID”)) on a security, provided that:

•  the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•  the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•  the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•  the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders

Because the securities are denominated in a currency (the “denomination currency”) other than the U.S. dollar, the securities will be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.
Based on the stated interest rates payable on the securities, the securities will be considered to have OID for U.S. federal income tax purposes.  The amount of OID on the securities will be determined in the denomination currency and will be equal to the excess of the “stated redemption price at maturity” over the issue price (as defined in the accompanying prospectus supplement), each as determined in the denomination currency.  The “stated redemption price at maturity” of each security will be equal to the sum of (i) the stated principal amount of the security and (ii) the excess of the stated interest payable in years 2 through 3 over 5.00%.  A U.S. holder will,

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INR Denominated / USD Payable
Global Medium-Term Notes, Series G

regardless of its method of accounting, be required to accrue the OID in income on a constant-yield basis over the full term of the securities.  Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Discount Notes” and “– Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the securities as determined under the applicable Treasury regulations.  The rules under Section 988 of the Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be recharacterized as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The preceding paragraph contains only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form– Notes – Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. International plc (“MSIP”)
Calculation agent:	MSIP
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the Indian rupee, cross currency swaps or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could potentially increase the value of the Indian rupee relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that the Indian rupee must attain on the final valuation date before you would receive at maturity a payment that, following conversion into U.S. dollars, equals or exceeds your U.S. dollar investment in the securities.  Additionally, such hedging activity during the term of the securities could potentially affect the Indian rupee/U.S. dollar exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

Supplemental information concerning plan of distribution; conflicts of interest:
We expect to deliver the securities against payment therefor in New York, New York on February 11, 2011, which will be the         business day following the date of the pricing of the securities.
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. Incorporated (“MS & Co.”) and Bank Morgan Stanley AG.  MSSB, MS & Co., MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.
MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the securities in the United States, it will do so through MS & Co.  MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Settlement of securities:
The securities will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear. The common depository will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable. See “Description of Notes—Form of Notes” in the accompanying prospectus supplement.

Contact:	Clients may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)-761-4000.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Global Medium-Term Notes, Series G

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the INR relative to the USD, using the minimum denomination of INR 3,500,000.  The examples assume an exchange rate of 45.00 on the pricing date and reflect the interest rates of (i) Year 1: 5.00%, (ii) Year 2: 6.00% and (iii) Year 3: 7.00%.  Based on the assumed exchange rate of 45.00 on the pricing date, the USD equivalent amount of INR 3,500,000 on the pricing date would be approximately $77,777.78.  The following examples are hypothetical and are provided for illustrative purposes only.

Interest Amounts

Example 1 – The INR has appreciated on the valuation date relating to the first interest payment date to an exchange rate of 30.00. The interest amount payable to you on the first interest payment date will be calculated as follows:

Interest amount	=	INR 3,500,000 × interest rate	=	INR 3,500,000 × 5.00%	=	approximately $5,833.33
		applicable exchange rate		30.00 INR/USD

Because the INR has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the INR depreciated or remained unchanged from the pricing date.

Example 2 – The INR has depreciated on the valuation date relating to the second interest payment date to an exchange rate of 60.00. The interest amount payable to you on the second interest payment date will be calculated as follows:

Interest amount	=	INR 3,500,000 × interest rate	=	INR 3,500,000 × 6.00%	=	$3,500
		applicable exchange rate		60.00 INR/USD

Because the INR has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the INR and will be less than the amount that would have been payable (in USD terms) had the INR appreciated or remained unchanged from the pricing date. Despite the higher interest rate for Year 2, the interest amount the investor receives in this example is less than the interest amount for the first interest payment date in Example 1 due to the significant depreciation of the INR relative to the USD.

Amount of Principal Payable at Maturity

Example 3 – The INR has appreciated on the final valuation date to an exchange rate of 30.00. The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date. The amount of principal payable to you at maturity will be calculated as follows:

Payment of Principal at maturity	=	INR 3,500,000	=	INR 3,500,000	=	approximately $116,666.67
		applicable exchange rate		30.00 INR/USD

Example 4 – The INR has depreciated on the final valuation date to an exchange rate of 60.00.  Because the INR has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity will be negatively affected by the depreciation of the INR and will be less than your initial USD investment in the securities.  The amount of principal payable to you at maturity will be calculated as follows:

Payment of principal at maturity	=	INR 3,500,000	=	INR 3,500,000	=	approximately $58,333.33
		applicable exchange rate		60.00 INR/USD

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Global Medium-Term Notes, Series G

Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Indian rupee relative to the U.S. dollar. All interest amounts and the amount of principal payable at maturity will be denominated in INR but will be mandatorily converted and paid to you in USD at the INR/USD exchange rate on the applicable valuation date.  A depreciation in the INR relative to the USD at maturity relative to its value on the pricing date would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.  Similarly, a depreciation in the INR relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the of the securities in the secondary market and the price at which MSIP, MS & Co. or one of our other affiliates may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the INR/USD exchange rate on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the INR/USD exchange rate; (ii) interest and yield rates in India; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the INR, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the INR has weakened relative to the USD or if interest rates rise.

▪
Secondary trading may be limited.  We will apply to list the securities on the London Stock Exchange, but no assurance can be given that such application will be granted.  Even if the securities are listed on the London Stock Exchange, there may be little or no secondary market for the securities.  MSIP, MS & Co. or one of our other affiliates may, but are not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MSIP, MS & Co. or such other affiliate is willing to transact.  If, at any time, MSIP, MS & Co. and our other affiliates were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Indian rupee, relative to the U.S. dollar.  As an emerging markets currency, the rupee is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of

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developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The Indian government generally allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India would, pursuant to its monetary policies, intervene were it to deem such intervention necessary to reserve stability.  The Reserve Bank of India has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  Though restrictions on current account transactions have been substantially eased since 1999, the Reserve Bank of India continues to exercise control over capital account transactions.  Factors that might affect the likelihood that the government would impose or continue to impose these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and other political constraints to which India may be subject.  In the future, the Indian government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Indian rupee in ways that may be adverse to your interests.  The exchange rate is also influenced by political or economic developments in India, the United States or elsewhere and by macroeconomic factors and speculative actions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in India and the United States, including economic and political developments in other countries.  Therefore, the interest amounts, the amount payable at maturity and thus, the value of the securities may be affected by the actions of the Indian government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of India and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the INR and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Indian rupee or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Indian rupee, the U.S. dollar or any other currency that result in a weakening of the INR relative to the USD will adversely affect the value of the securities and the return on an investment in the securities in USD terms.

In addition, if the Indian rupee is lawfully eliminated, converted, redenominated or exchanged by India during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or INR principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the INR and/or the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the USD value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the INR/USD exchange rate used in calculating any payment due to you under the securities. There is no regulatory

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requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Indian rupee may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the INR/USD exchange rate and, therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MSIP, MS & Co. or one of our other affiliates is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MSIP, MS & Co. or one of our other affiliates, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSIP will determine the exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity.  Determinations made by MSIP in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet—Key Terms—Exchange rate,” may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the INR and/or USD), including trading in forwards and options contracts on the INR, cross currency swaps, as well as in other instruments related to the INR and/or USD and related interest rates.  Some of our subsidiaries also trade financial instruments related to the INR on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the INR relative to the USD on the pricing date and, as a result, could increase the value relative to the U.S. dollar that the Indian rupee must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into U.S. dollars, equals or exceeds your USD investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the INR/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

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Historical Information

The following table sets forth the published high, low and end-of-quarter INR/USD exchange rates for each quarter in the period from January 1, 2006 through January 20, 2011. The related graph sets forth the daily exchange rates of the INR relative to the USD for such period. We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. You cannot predict the future performance of the INR relative to the USD based on its historical performance. We cannot give you any assurance that the INR will strengthen relative to the dollar on any valuation date. In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet—Key Terms––Exchange rate” or “—INR 01” above. If the INR depreciates relative to the USD on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

INR (# INR / USD)	High	Low	Period End
2006
First Quarter	45.05	44.07	44.61
Second Quarter	46.43	44.61	46.08
Third Quarter	46.95	45.86	45.96
Fourth Quarter	45.84	44.23	44.23
2007
First Quarter	44.61	43.14	43.59
Second Quarter	43.15	40.45	40.75
Third Quarter	41.57	39.70	39.74
Fourth Quarter	39.85	39.27	39.41
2008
First Quarter	40.77	39.27	39.97
Second Quarter	43.15	39.89	42.95
Third Quarter	46.94	41.89	46.94
Fourth Quarter	50.52	46.88	48.45
2009
First Quarter	52.06	48.37	50.95
Second Quarter	50.53	46.84	47.87
Third Quarter	49.40	47.54	48.04
Fourth Quarter	47.86	45.91	46.68
2010
First Quarter	44.92	44.94	45.14
Second Quarter	47.57	44.33	46.60
Third Quarter	47.33	44.92	44.92
Fourth Quarter	46.04	44.03	44.81
2011
First Quarter (through January 20, 2011)	45.59	44.67	45.58

INR/USD Daily Exchange Rates January 1, 2006 through January 20, 2011 (expressed as units of INR per USD)

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Additional Selling Restrictions

United Kingdom

With respect to securities to be offered or sold in the United Kingdom, the Agent and each dealer has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by the Agent or such dealer in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by the Agent or such dealer in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities may not be offered or sold, directly or indirectly, in Switzerland except in circumstances that will not result in the offer of the securities being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations ("CO").  Neither this offering document nor any other offering or marketing material relating to the securities constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO, and neither this offering document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.  The securities are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme.  Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Japan

The Agent and each dealer has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

This offering document is being disseminated in Hong Kong by Morgan Stanley Asia Limited, is intended for professional investors (as defined in the Securities and Futures Ordinance) and is not directed at the public of Hong Kong. This offering document has not been registered with the Registrar of Companies in Hong Kong and its contents have not been reviewed by any regulatory authority in Hong Kong.  Accordingly, (i) the securities may not be offered, sold, transferred or delivered in Hong Kong by means of any document other than to persons who are “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and the Securities and Futures (Professional Investor) Rules made thereunder or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance; and (ii) no person may issue any invitation, advertisement or other document relating to the securities whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and the Securities and Futures (Professional Investor) Rules made thereunder.

Singapore

This offering document is being disseminated in Singapore by Morgan Stanley Asia (Singapore) Pte. This offering document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may this security be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Any offering of the securities in Singapore would be through Morgan Stanley Asia (Singapore) Pte, an entity regulated by the Monetary Authority of Singapore.

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Furthermore, the Agent and each dealer has agreed that it will not purchase, deliver, offer or sell the securities or possess or distribute offering material in relation to the securities in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by the Agent or such dealer or for or on behalf of us unless such consent, approval or permission has been previously obtained.

The Agent and each dealer agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers the securities or has in its possession or distributes this offering document or any offering material connected with the securities, including but not limited to the following selling restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Agent or any dealer that would permit a public offering of the securities, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for the purpose is required.  Persons into whose hands this term sheet and any offering material comes are required by the Issuer, the Agent or any dealer to comply with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

India

The notes may not be offered or sold in India or to a person resident in India.

No public offering of the securities, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

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